ARTICLES OF INCORPORATION	BUSINESS CORPORATIONS ACT (Section 6)	FORM 1
ALBERTA	Consumer and Corporate Affairs	ARTICLES OF INCORPORATON
1. NAME OF CORPORATION CAPITAL RESERVE CANADA LIMITED		CORPORATE ACCESS NUMBER:
2. THE CLASSES, AND ANY MAXIMUM NUMBER OF SHARES THAT THE CORPORATION IS AUTHORZIED TO ISSUE: See Schedule "A" attached hereto.
3. RESTRICTIONS ON SHARE TRANSFERS (IF ANY): The right to transfer shares is restricted in that no shares may be transferred without the approval of the directors of the Corporation.
4. NUMBER, OR MINIMUM AND MAXIMUM NUMBER, OF DIRECTORS THAT THE CORPORATION MAY HAVE: The Corporation may have a minimum of one (1) director and a maximum of eleven (11) directors.
5. IF THE CORPORATION IS RESTRICTED FROM CARRYING ON A CERTAIN BUSINESS, OR RESTRICTED TO CARRYING ON A CERTAIN BUSINESS, SPECIFY THE RESTRICTIONS: No restrictions.
6. OTHER RULES OR PROVISIONS (IF ANY): See Schedule "B" attached hereto
7. DATE: 1999 December 7
INCORPORATORS NAMES: Gabor I. Zinner	ADDRESS (including Postal Code) #188, 400-4th Avenue S.W. Calgary, AB T2P 4H2	SIGNATURE /s/ Gabor I. Zinner
FOR DEPARTMENTAL USE ONLY CORPORATE ACCESS NO. CCA-06.101 (REV 12/86)	INCORPORATION DATE December 8, 99

SCHEDULE " A"

(1) The Corporation is authorized to issue an unlimited number of Class A Common shares having attached thereto, as a class, the following rights, privileges, restrictions and conditions:

    The right to vote at any meeting of the shareholders of the Corporation
    The right, subject to any preferential rights attaching to any other class or series of shares of the Corporation, to receive dividends as, when, and if declared on the Class A Common shares by the Corporation.
    Notwithstanding (b) and subject to any preferential rights attaching to any other class or series of the Corporation, dividends may be paid on the Class B Common shares to the exclusion of any dividend or of a proportionate dividend on the Class A Common shares.
    Notwithstanding (b), no dividend may be declared or paid on the Class A Common shares if payment of the dividend would cause the realizable value of the Corporation's assets to be less that the aggregate of its liabilities and the amount required to redeem all shares of the Corporation then outstanding having attached thereto a redemption or retraction right.
    The right, subject to any preferential rights attaching to any other class or series of shares of the Corporation, to share in the remaining property of the Corporation upon dissolution.

(2) The Corporation is also authorized to issue an unlimited number of Class B Common shares having attached thereto, as a class, the following , rights, privileges, restrictions and conditions:

    No right to notice of, to attend, or to vote at meetings of the shareholders of the Corporation.
    The right, subject to any preferential rights attaching to any other class or series of shares of the Corporation, to receive dividends as, when, and if declared on the Class B Common shares by the Corporation.
    Notwithstanding (b) and subject to any preferential rights attaching to any other class or series of the Corporation, dividends may be paid on the Class A Common shares to the exclusion of any dividend or of a proportionate dividend on the Class B Common shares.

(d) Notwithstanding (b), no dividend may be declared or paid on the Class B Common shares if payment of the dividend would cause the realizable value of the Corporation's assets to be less that the aggregate of its liabilities and the amount required to redeem all shares of the Corporation then outstanding having attached thereto a redemption or retraction right.

(e) The right, subject to any preferential rights attaching to any other class or series of shares of the Corporation, to share in the remaining property of the Corporation upon dissolution.

(3) The Corporation is also authorized to issue an unlimited number of First Preferred shares having attached thereto, as a class, the following , rights, privileges, restrictions and conditions:

    The First Preferred shares may be issued from time to time in one or more series with each series to consist of such number of First Preferred shares as may, before the issue thereof, be determined by the directors of the Corporation.
    Before the first issue of First Preferred shares of a particular series the directors of the Corporation shall by resolution determine the designation, rights, privileges, restrictions, and conditions attaching to that series of First Preferred shares, which rights are completely in the discretion of the directors of the Corporation subject to the requirements of the Business Corporations Act.

SCHEDULE " B "

OTHER RULES OR PROVISIONS (IF ANY):

  The number of shareholders of the Corporation, exclusive of:
    persons who are in its employment and are shareholders of the Corporation, and persons who, have been formerly in the employment of the Corporation were, while in that employment, shareholders of the Corporation and have continued to be shareholders of the Corporation after termination of that employment, is limited to not more than fifty (50) persons, two or more persons who are the joint registered owners of one or more shares being counted as one shareholder.
  Any invitation to the public to subscribe for securities issued by the Corporation is prohibited.
  The Corporation shall have a lien on all shares registered in the name of a shareholder or his legal representative for any debt of that shareholder to the Corporation.

(4) The directors of the Corporation may, between annual meetings of the Corporation, appoint one or more additional directors of the Corporation to hold office until the next annual meeting, but the number of additional directors shall not at any time exceed one-third of the number of directors who held office at the close of the last annual meeting of the Corporation.